EXHIBIT 10.13


                REFERRAL, PARTICIPATION AND NONCOMPETE AGREEMENT

        This Referral, Participation and Noncompete Agreement ("AGREEMENT") is made and entered into as of the 18th day of December, 1998, by and among (1) Jack Nicklaus, an individual ("NICKLAUS"); (2) Golden Bear International, Inc., a Florida corporation ("GBI"); (3) Golden Bear Golf, Inc., a Florida corporation ("GBG"); (4) The Weitz Company, Inc., an Iowa corporation ("WEITZ"); and (5) Weitz Golf International, L.L.C., an Iowa limited liability company ("WEITZ GOLF").

                                    RECITALS:

        A. WHEREAS, Weitz has established Weitz Golf to act as general contractor or construction manager or in such other construction capacity as shall be designated by owners for golf related construction projects; and

        B. WHEREAS, effective January 1, 1998, GBG secured a ten year exclusive commitment from GBI to market GBG's (through its wholly-owned subsidiary, Paragon Construction International, Inc.) golf course construction services to Nicklaus Design clients and prospects, as set forth in that certain letter agreement between GBI and GBG and Paragon Construction International, Inc. dated as of July 1, 1998 ("COMMITMENT"); and

        C. WHEREAS, GBG is willing to transfer its rights and opportunities under such Commitment, to Weitz Golf, and GBI and Nicklaus are willing to affirm and consent to such transfer and to the other agreements set forth herein, on the terms and conditions hereinafter set forth.

        NOW THEREFORE, for sufficient and valuable consideration the parties agree as follows:

                                    AGREEMENT

        1. REFERRALS. Nicklaus, GBI and GBG (hereinafter collectively sometimes referred to as "GOLDEN BEAR") will, for the term of this Agreement, exercise its best efforts to recommend and refer exclusively to Weitz Golf the right and opportunity to act as general contractor or construction manager or in such other construction capacity as shall be designated by the owners (collectively hereinafter referred to as a "CONSTRUCTION CAPACITY") of all golf related construction projects (meaning, golf course construction and/or vertical construction related to golf course construction) over which Golden Bear has the right or opportunity to recommend or designate the entity to perform in a Construction Capacity, including without limitation all new golf related construction projects developed by GBI (Nicklaus Design) and "Bear's Best" developments. Golden Bear will exercise its best efforts to assist Weitz Golf to obtain a Construction Contract (as hereinafter defined) with respect thereto; provided, that the performance by GBI of those activities for design clients as reserved under paragraph 6(a) of this Agreement will not be deemed a violation of this commitment, including without limitation the recommendation by


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Nicklaus Design of experienced golf course shapers capable of meeting its shaping standards. In the event that GBI (Nicklaus Design) operates in a geographic area not served by Weitz Golf, Golden Bear's agreement to promote Weitz Golf in such area shall be subject to the prior good faith commitment of Weitz Golf to extend the operation of its business to such area to meet the reasonable requirements of GBI (Nicklaus Design) prospects.

        2. CONSTRUCTION CONTRACTS. Weitz Golf will diligently attempt to negotiate and enter into a construction contract (each a "Construction Contract" and collectively the "CONSTRUCTION CONTRACTS") with respect to each Construction Capacity opportunity referred to Weitz Golf pursuant to paragraph 1 above and with respect to any other Construction Capacity opportunities developed independently by Weitz Golf. Weitz Golf, in its sole discretion, may decline to enter into a Construction Contract with respect to any potential golf related construction project if the terms and conditions of such proposed Construction Contract are not acceptable to Weitz Golf. If Weitz Golf declines to enter into a proposed Construction Contract with respect to a Construction Capacity opportunity referred to Weitz Golf pursuant to paragraph 1 above, Weitz Golf shall give prompt notice of its decision to Golden Bear together with a written statement of the basis of its decision, and Weitz Golf shall thereafter have no right to act in a Construction Capacity with respect to the particular golf related construction project involved in such proposed Construction Contract; provided, however, that if the Construction Capacity opportunity relating to such golf related construction project is thereafter again made available by the project owner on terms and conditions which become known to Golden Bear and which obviate the basis for rejection set forth in the Weitz Golf written statement, then Golden Bear shall again exercise its best efforts to recommend and refer such revised Construction Capacity opportunity exclusively to Weitz Golf. Construction Contracts may be entered into and performed by a division of Weitz to be designated the "Weitz Golf International Division", or by one or more direct or indirect subsidiaries of Weitz including the name "Weitz Golf International", all as determined by Weitz.

        3. PARTICIPATION. Nicklaus and GBI will provide technical assistance to Weitz Golf as reasonably requested by Weitz Golf from time to time, including but not limited to the identification, location and purchase of specialized and other equipment needed by Weitz Golf for the performance of the Construction Contracts, providing access to historical cost data for golf related construction projects, the identification of personnel with expertise in the construction of golf courses which may be employed by Weitz Golf, and otherwise generally with respect to golf course construction. Weitz Golf agrees to consider the purchase or lease from GBG or any entity designated by Golden Bear, of any such used equipment identified by Golden Bear, at its fair market value and on customary market terms.

        4. COORDINATING COMMITTEE. (a) Golden Bear shall designate two representatives and Weitz shall designate three representatives to serve as members ("MEMBERS") of a committee (the "COORDINATING COMMITTEE"), which shall oversee the administration of this Agreement. The Coordinating Committee shall meet not less frequently than quarterly, and on such other occasions as any Member of the Coordinating Committee shall request. Each year the Coordinating Committee shall receive and review the Annual Business Plan prepared by the Managers of Weitz Golf, and each quarter the Coordinating Committee shall receive and review


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the prior period's financial operating results.

(b) Members of the Coordinating Committee shall be natural persons. The initial Members of the Coordinating Committee shall be Richard J. Oggero, Glenn H. De Stigter and Jim Koepnick (the Weitz designees), and Stephen S. Winslett and Ira
C. Fenton (the Golden Bear designees). Either Weitz or Golden Bear may at any time remove a Member of the Coordinating Committee designated by it, and fill any vacancies in the positions it is entitled to designate.

(c) A quorum for a meeting of the Coordinating Committee shall consist of a majority of its Members. At all meetings of the Coordinating Committee, a quorum being present, the act of a majority of the Members present at the meeting shall be the act of the Coordinating Committee, except for actions requiring unanimous approval as hereinafter set forth. Any action to be taken at any meeting of the Coordinating Committee may be taken without a meeting if the action is taken by all of the Members and if one or more consents in writing describing the action so taken shall be signed by each Member and included in the minutes or filed with the Company's records reflecting the action taken. Any such written action shall be effective when the last Member signs the consent, unless the consent specifies a different effective date. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Members participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of business.

(d) Notwithstanding the foregoing, the following actions shall require unanimous approval of all Members of the Coordinating Committee:

        (i)     the amendment of this Agreement;

        (ii)    a change in the number of Members of the Coordinating Committee;

        (iii) the merger or consolidation of Weitz Golf with another entity, other than another entity controlled directly or indirectly by Weitz;

        (iv) any action which may result in or lead to a material change in the nature of the business of Weitz Golf; or

        (v)     the extension of the term of this Agreement.

        5. REFERRAL AND PARTICIPATION FEE; NO PARTNERSHIP. (a) For the period beginning on October 1, 1998 and ending December 31, 2007, Weitz Golf shall pay to GBG with respect to each Construction Contract entered into by Weitz Golf during such period, a fee (the "REFERRAL AND PARTICIPATION FEE") of forty percent (40%) of the Net Profits, as hereinafter defined, received by Weitz Golf pursuant to such Construction Contracts. For the period beginning on January 1, 2008 and until the expiration or earlier termination of this Agreement, Weitz Golf shall pay the Referral and Participation Fee earned with respect to each Construction Contract entered into by


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Weitz Golf during such period to such person or entity as may be designated by
Nicklaus and approved by GBI, subject to the limitations of paragraph 8 of this Agreement (the "DESIGNATED SUCCESSOR"). The Referral and Participation Fee shall be paid within 60 days after the close of each fiscal quarter of Weitz Golf during the term of this Agreement.

(b) "NET PROFITS" shall mean cumulative net income before income taxes as determined (except as hereinafter provided) under generally accepted accounting principles, and received by Weitz Golf through the fiscal quarter pursuant to Construction Contracts as reflected in the Weitz Golf consolidated financial statements. Net Profits received by Weitz Golf pursuant to Construction Contracts shall be determined after first deducting interest on any loans provided by Weitz to Weitz Golf, and a bonding capacity fee paid to Weitz of 0.5% of the principal sum of any bonds or other credit paper provided in connection with the Construction Contracts (to be charged as a job cost if possible), and Weitz and Weitz Golf overhead allocable to the Construction Contracts, all as determined under the standard procedures used by Weitz in allocating interest on related party receivables from and in allocating overhead to its several business units. Such standard procedures are attached as EXHIBIT
A. Provided, however, that notwithstanding the foregoing allocation of Weitz overhead costs for Weitz administrative services, if an identified Weitz administrative service is instead directly provided or otherwise obtained by Weitz Golf at its own cost then that Weitz administrative service cost will be excluded from the Weitz overhead costs otherwise allocable to the Construction Contracts.

(c) Golden Bear shall not be responsible for any loss incurred by Weitz Golf. Weitz Golf does not guarantee the receipt of any Net Profits with respect to the Construction Contracts. Weitz Golf and Golden Bear are separate and independent contractors under this Agreement and are not partners for any purpose under this Agreement.

(d) The parties acknowledge that GBI will not receive any compensation for marketing or technical services provided to Weitz Golf under this Agreement, and that GBI shall retain its independent rights and obligations to review and approve on an impartial basis any construction work provided to a design client by Weitz Golf in accordance with the standards imposed by Nicklaus Design's design agreement. It is understood that Nicklaus Design shall not be required to incur any travel, entertainment, promotional or other out-of-pocket expenses for business development under this Agreement in addition to those business development expenses normally expended to promote its design business unless such expenses are paid or reimbursed by Weitz Golf and/or GBG under such procedures as may be agreed by the parties from time to time.

        6. SPECIAL NATURE OF RELATIONSHIP; AGREEMENTS NOT TO COMPETE. (a) Golden Bear acknowledges that Weitz Golf will be engaged in obtaining Construction Contracts with persons or entities with whom Golden Bear has a relationship, and that Weitz Golf is depending on the development and continuation of such client relationships. Golden Bear further acknowledges that its services to be rendered hereunder are of a special and unusual character that have a unique value to Weitz Golf, the loss of which cannot be adequately compensated by damages in an action at law. Because of the unique value to Weitz Golf of the services of Golden Bear for which Weitz Golf has contracted hereunder, and as a material inducement to Weitz Golf to enter into this Agreement, Golden Bear and each of its constituents agrees and covenants that during


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the term of this Agreement he or it will not, directly or indirectly, for his or its own account or as a partner, participant, joint venturer, employee, agent, principal, consultant, representative, salesman, independent contractor, advisor, shareholder, officer, director, trustee, or the like, enter into, engage in, contribute his or its knowledge to, participate in, or cause others to engage in the business of acting in a Construction Capacity in connection with golf related construction projects. Weitz Golf acknowledges and agrees that the foregoing restriction does not include golf course design, and in no way restricts the right of GBI to engage in the business of golf course design, including: (i) to consult with clients regarding the availability of services from other construction service providers where requested, (ii) assist clients in the review of bids and contract proposals received from other providers as required under GBI (Nicklaus Design) standard form of design agreement, and
(iii) work with other construction service providers who are contracted to perform work on GBI (Nicklaus Design) projects in the event that Weitz Golf was not retained to perform such services. In the event of a breach or threatened breach by Golden Bear of this paragraph 6(a), Weitz Golf shall be entitled to an injunction restraining Golden Bear and each of its constituents from such breach. Nothing herein shall be construed as prohibiting Weitz Golf from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

        (b) As a material inducement to Golden Bear to enter into this Agreement, Weitz agrees and covenants that during the term of this Agreement it will act in a Construction Capacity in connection with golf related construction projects only through Weitz Golf, or a subsidiary of Weitz Golf, except, with respect only to the state of Arizona, that Weitz may act in a Construction Capacity with respect to golf related construction projects not designed by Golden Bear. In the event of a breach or threatened breach by Weitz of this paragraph 6(b), Golden Bear shall be entitled to an injunction restraining Weitz from such breach. Nothing herein shall be construed as prohibiting Golden Bear from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

        7. MUTUAL INDEMNITY. (a) Golden Bear agrees to indemnify and hold Weitz and Weitz Golf harmless from and against any and all loss, claim, liability, debt, obligation, or expense, including attorneys fees, arising out of or in connection with the acts, omissions or business operations of Golden Bear or any of them.

        (b) Weitz and Weitz Golf agree to indemnify and hold Golden Bear harmless from and against any and all loss, claim, liability, debt, obligation, or expense, including attorneys fees, arising out of or in connection with the acts, omissions or business operations of Weitz or Weitz Golf.

        8. ASSIGNMENT. This Agreement may not be assigned by any party without the consent of all other parties, which consent, however, shall not be withheld unreasonably. Notwithstanding the preceding sentence, (a) Weitz and/or Weitz Golf may assign this Agreement to any business entity controlled by Weitz or to any other business entity whose financial net worth is, and whose construction expertise is generally reputed to be, at least equal to that of Weitz, and whose business and marketing activities do not conflict with the golf course design business of GBI, and (b) Golden Bear may assign its rights to receive Referral and Participation


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Fees under this Agreement to any business entity controlled by Nicklaus.

        9. TERMINATION. (a) This Agreement shall terminate on December 31, 2018, unless terminated earlier as hereinafter provided. This Agreement may be terminated at any time by agreement of Weitz and two of the Golden Bear constituents.

(b) This Agreement shall, at the option of Golden Bear, terminate upon receipt by Weitz of written notice of termination from Golden Bear which states one or more of the following grounds for termination: (i) the material breach of this Agreement by Weitz or Weitz Golf which has not been cured within 90 days of notice of such breach previously sent to Weitz or Weitz Golf by Golden Bear, or
(ii) the insolvency or bankruptcy of Weitz or Weitz Golf, or (iii) the entry of any order of any court which has not been revoked within 30 days of such entry, suspending or terminating the right of Weitz or Weitz Golf to perform under this Agreement, or (iv) the quality of services provided by Weitz Golf falls below the standards established by GBI (Nicklaus Design) for recommendation of contractors to clients which has not been cured within 90 days of notice of such breach previously sent to Weitz or Weitz Golf by GBI (Nicklaus Design), or (v) the inability of Weitz Golf to generate a reasonable level (as determined by Golden Bear in its sole discretion) of Referral and Participation Fees within a reasonable period of time (not less than eighteen months from the date of this Agreement).

(c) This Agreement shall, at the option of Weitz, terminate upon receipt by Golden Bear of written notice of termination from Weitz which states one or more of the following grounds for termination: (i) the material breach of this Agreement by Golden Bear or any of them which has not been cured within 90 days of notice of such breach previously sent to Golden Bear by Weitz, or (ii) the insolvency or bankruptcy of Golden Bear or any of them, or (iii) the entry of any order of any court which has not been revoked within 30 days of such entry, suspending or terminating the right of any of Golden Bear to perform under this Agreement, or (iv) the dissolution or cessation of the ongoing business of Weitz Golf, or (v) the inability of Golden Bear to generate a reasonable level (as determined by Weitz in its sole discretion) of referred Construction Contracts within a reasonable period of time (not less than twelve months from the date of this Agreement).

(d) Upon termination of this Agreement, the parties shall nonetheless continue performance under this Agreement as to any Construction Contracts not yet completed. However, except as necessary to complete such Construction Contracts and except with respect only to the state of Arizona, in the event of a termination of this Agreement by Golden Bear under clauses 9(b)(i), 9(b)(ii) or 9(b)(iv), or in the event of a termination of this Agreement by Weitz under clause 9(c)(iv) , Weitz agrees not to engage in the business of acting in a Construction Capacity in connection with golf related construction projects for a period of twelve (12) months following termination of this Agreement.

        10. IOWA LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Iowa, excluding the choice of law rules of said state.

        11. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement embodies the entire


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Agreement and understanding of the undersigned in respect of the subject matter addressed herein. Any amendment to the Agreement must be in writing and signed by the undersigned. There are no restrictions, promises, representations, warranties, covenants, or understandings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings with respect to the subject matter hereof.

        12. MEDIATION; LEGAL PROCEEDING COSTS AND EXPENSES; WAIVER OF JURY TRIAL; WAIVER OF PUNITIVE DAMAGES. The parties agree to engage in good faith mediation under the auspices of a professional mediator and to share the cost of such professional mediator with respect to any dispute arising under this Agreement prior to the commencement of any arbitration or litigation proceeding. In the event any party enforces the terms of this Agreement through legal proceedings of any type, including arbitration, the prevailing party shall be awarded reasonable attorney fees, court costs and other costs incurred related to such legal proceedings, in addition to any damages or other relief to which the prevailing party may be entitled. All parties waive (if and to the extent permitted by applicable law) the right to trial by jury with respect to any dispute among them not involving a third party who is entitled to and demands trial by jury. All parties waive all rights to punitive or exemplary damages with respect to any matter under this Agreement.

        13. WAIVER. Any party may, at its option, waive in writing any or all of the terms herein contained. Any waiver of any part of this Agreement shall not constitute a waiver of any other part; nor shall a waiver of any breach of this Agreement, or any part of it, constitute a waiver of any succeeding breach or a waiver of any other part of this Agreement.

        14. SEVERABILITY. In case any of the foregoing provisions may be held invalid, the same shall be deemed to be severable and shall not defeat the remaining provisions; and a court or arbitrator having power to make such adjudication is further authorized to modify any provisions hereof which may be deemed unduly restrictive to the end that such restrictions, as modified, shall be reasonable and valid.

        15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        16. NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if mailed or sent by registered or certified mail, postage prepaid, or by facsimile transmission or telex immediately confirmed in writing sent by registered mail or certified mail, postage prepaid, addressed,

in the case of Golden Bear to:                     or in the case of Weitz or Weitz Golf to:
President, Golden Bear International, Inc. and     President, The Weitz Company, Inc.
President, Golden Bear Golf, Inc. and              400 Locust Street, Suite 300
Jack Nicklaus                                      Des Moines, IA 50309
11780 U.S. Highway One


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North Palm Beach, FL 33408

        17. HEADINGS. Headings in this Agreement are for the convenience of the parties and shall have no substantive effect.

        18. EQUITY PURCHASE OPTION. Weitz hereby grants to GBG the right and option, at GBG's sole election, to convert Golden Bear's Referral and Participation Fee interest into a 49% equity interest in Weitz Golf upon payment to Weitz of an amount equal to the greater of (a) $490 or (b) 49% of the positive depreciated book value of any construction equipment owned by Weitz Golf, such that thereafter Weitz will own 51% and GBG will own 49% of Weitz Golf. If this equity purchase option right is exercised, GBG's ownership of the 49% equity interest shall continue until December 31,2007. As of January 1, 2008 GBG shall assign such 49% equity interest to the Designated Successor in exchange for the same purchase price amount originally paid by GBG, and the Designated Successor shall thereafter own such 49% of Weitz Golf. Such equity purchase option right may be exercised only in full by GBG and only at any time during a period commencing on the date of this Agreement and continuing for a period of twenty-four (24) months thereafter. This equity purchase option right shall in any event expire on the second anniversary date of this Agreement if not exercised prior to that date. If this equity purchase option right is exercised, the Referral and Participation Fee shall thereafter be reduced to zero, and Weitz Golf may thereafter use the name "Golden Bear" in its name.

        19. ACKNOWLEDGMENT. GBI and Nicklaus specifically consent and agree to the provisions of Section 18. GBI acknowledges that the formation of Weitz Golf under the terms of this Agreement meets the terms and conditions of the Commitment.

        IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

___________________________________         Golden Bear International, Inc.
Jack Nicklaus

                                            By:_________________________________
The Weitz Company, Inc.                     Title:______________________________

By:     ___________________________         Golden Bear Golf, Inc.
Title:  ___________________________

                                            By:_________________________________
Weitz Golf International, L.L.C.            Title:______________________________

By:     ___________________________
Title:  ___________________________


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